As filed with the Securities and Exchange Commission on November 21, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Central Bancompany, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	43-0959114

(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

238 Madison Street
Jefferson City, Missouri	65101

(Address of Principal Executive Offices)	(Zip Code)

Central Bancompany, Inc. 2025 Equity Incentive Plan
(Full Title of Plans)

Jeremy W. Colbert

Executive Vice President, General Counsel and Corporate Secretary
Central Bancompany, Inc.
238 Madison Street
Jefferson City, Missouri 65101
(573) 634-1111

(Name, address, and telephone number, including area code, of agent for service)

With copies to:
Catherine M. Clarkin

Jared M. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The documents containing information specified by Part I of Form S-8 will be sent or given to participants in the Central Bancompany, Inc. 2025 Equity Incentive Plan (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Incorporation of Documents By Reference

The following documents that Central Bancompany, Inc. (the “Company”) has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•	The Company’s prospectus filed with the Commission on November 21, 2025, pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-290831), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed; and

•	The description of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), contained in the Company’s Registration Statement on Form 8-A (File No. 001-42965) filed with the Commission on November 19, 2025 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 2.	Description of Securities

Not applicable.

Item 3.	Interests of Named Experts and Counsel

The legality of the shares of Class A Common Stock being registered hereby has been passed upon by Jeremy W. Colbert. Mr. Colbert is the Executive Vice President, General Counsel and Corporate Secretary of the Company, holds shares of unvested restricted stock awards representing less than 1% of the Company’s Class A Common Stock and is eligible to participate in the Plan.

Item 4.	Indemnification of Directors and Officers

Under Section 351.555 of the General Business and Corporation Law of Missouri, as amended (the “GBCL”), a Missouri corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him or her in connection with such legal proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of a Missouri corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Unless its articles of incorporation or bylaws provide otherwise, a Missouri corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful on the merits or otherwise in defending an action, suit or proceeding or any claim, issue or matter therein.

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) provide that the Company must indemnify its directors and officers to the fullest extent authorized by the GBCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s Articles, the Company’ Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item 5.	Exemption from Registration Claimed

Not applicable.

Item 6.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 7.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson City, Missouri, on the 21st day of November, 2025.

CENTRAL BANCOMPANY, INC.

By:	/s/ Jeremy W. Colbert
Name:	Jeremy W. Colbert
Title:	Executive Vice President, General
Counsel and Corporate Secretary

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints S. Bryan Cook, John “JR” Ross, James K. Ciroli and Jeremy W. Colbert, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 21st day of November, 2025.

Signature	Title

/s/ John “JR” Ross	President, Chief Executive Officer and Director
John “JR” Ross	(Principal Executive Officer)

/s/ James K. Ciroli	Chief Financial Officer
James K. Ciroli	(Principal Financial Officer and Principal Accounting Officer)

/s/ S. Bryan Cook	Executive Chairman
S. Bryan Cook

/s/ Robert M. Robuck	Vice Chairman
Robert M. Robuck

/s/ Charles W. Digges,Jr.	Director
Charles W. Digges,Jr.

Signature	Title

/s/ Michael Kirk Farmer,Jr.	Director
Michael Kirk Farmer,Jr.

/s/ Robert R. Hermann,Jr.	Director
Robert R. Hermann,Jr.

/s/ E. Stanley Kroenke	Director
E. Stanley Kroenke

/s/ Charles E. Kruse	Director
Charles E. Kruse

/s/ Richard H. McClure	Director
Richard H. McClure

/s/ Edward D. “Chip” Robertson,Jr.	Director
Edward D. “Chip” Robertson,Jr.

/s/ Bradley N. Sprong	Director
Bradley N. Sprong

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, as amended (File No. 333-290831))

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, as amended (File No. 333-290831))

5.1	Opinion of Jeremy W. Colbert, Executive Vice President, General Counsel and Corporate Secretary of the Company*

10.1	Central Bancompany, Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1, as amended (File No. 333-290831))

23.1	Consent of Jeremy W. Colbert, Executive Vice President, General Counsel and Corporate Secretary of the Company (included in Exhibit 5.1)*

24.1	Power of Attorney (set forth on signature page)*

107.1	Filing Fee Table*

* Filed herewith.